                                                                    EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated January 28, 1997, appearing on page 57 of the Avery Dennison 1996 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Avery Dennison Corporation for the year ended December 28, 1996, on our audits of the consolidated financial statements of Avery Dennison Corporation; and of our report dated January 28, 1997, appearing in the Annual Report on Form 10-K of Avery Dennison Corporation for the year ended December 28, 1996, on our audits of the financial statement schedules listed in the index on page S-1 of the Form 10-K.



                                    Coopers & Lybrand L.L.P.



Los Angeles, California
October  24, 1997